                                                                    EXHIBIT 4.4



                TENTH AMENDMENT TO CREDIT AND SECURITY AGREEMENT


                  This Amendment, dated as of August 13, 2001, is made by and among SHELDAHL, INC., a Minnesota corporation (the "Borrower"), WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION f/k/a Norwest Bank Minnesota, National Association, a national banking association ("Wells Fargo"; in its separate capacity as administrative agent for the Lenders, the "Agent"), and each of the financial institutions appearing on the signature pages hereof.

                                    Recitals

                  The Borrower, the Agent and the Lenders are parties to a Credit and Security Agreement dated as of June 19, 1998, as amended by a First Amendment to Credit and Security Agreement dated as of November 25, 1998, a Second Amendment to Credit and Security Agreement dated as of March 31, 1999, a Third Amendment to Credit and Security Agreement dated as of April 5, 1999, a Fourth Amendment to Credit and Security Agreement dated as of November 9, 1999, a Fifth Amendment to Credit and Security Agreement dated as of June 16, 2000, a Sixth Amendment to Credit and Security Agreement dated as of June 27, 2000, a Seventh Amendment to Credit and Security Agreement dated as of November 7, 2000, an Eighth Amendment to Credit and Security Agreement and Waiver of Defaults dated as of December 26, 2000, and a Ninth Amendment to Credit and Security Agreement and Waiver of Defaults dated as of May 23, 2001 (as so amended, the "Credit Agreement"). Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

                  The Borrower has requested that the Lenders and the Agent consent to certain transactions and that certain amendments be made to the Credit Agreement. The Agent and the Lenders are willing to grant the Borrower's requests pursuant to the terms and conditions set forth herein.

                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

                  1. Defined Terms. Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein. In addition, Section 1.1 of the Credit Agreement is amended by adding or amending, as the case may be, the following definitions:

                  "`Tenth Amendment' means the Tenth Amendment to Credit and Security Agreement by and among the Borrower, the Lenders and the Agent dated as of August 13, 2001."


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                  "`Tenth Amendment Effective Date' means the date all
         conditions set forth in Paragraph 10 of the Tenth Amendment are satisfied."

                  2. Term Note Payments. Section 2.10 is amended by deleting and replacing such section in its entirety as follows:

                  Section 2.10 Payment of Term Notes. The principal of the Term Notes will be payable in aggregate equal monthly installments of $205,130 beginning January 1, 1999 and on the first day of each month thereafter until the Termination Date at which time the outstanding principal balance of the Term Notes and all interest accrued thereon shall be due and payable in full. The Agent has obtained, at the Borrower's expense, an appraisal of the Eligible Equipment and all equipment owned by all Subsidiaries of the Borrower following the Merger (the "Combined Equipment") which has established that the aggregate outstanding principal balance of the Term Notes exceeds 75% of the orderly liquidation value of the Combined Equipment as shown on such appraisal. Upon the earlier of: (i) the occurrence of an Event of Default, (ii) the occurrence of a Materials Business Sale, (iii) the date of any refinancing of the Obligations by any lender other than the Lenders or (iv) August 31, 2001, the Borrower shall immediately prepay the Term Notes in the amount of such excess together with any prepayment fee owed pursuant to Section 2.16.

                  3. Financial Covenants. Section 6.21 of the Credit Agreement is amended to read as follows:

                  "Section 6.21 Minimum EBITDA. The Borrower will achieve during the period described below, EBITDA, of not less than the amount set forth opposite such period:


April 1, 2001 through July 31, 2001           $(5,000,000)

April 1, 2001 through August 31, 2001         $(6,000,000)


                  4. New Compliance Certificate. Exhibit F to the Credit Agreement is hereby amended in its entirety and replaced by Exhibit A to this Amendment.

                  5. New Subordinated Debt. Section 7.2 of the Credit Agreement is amended to add the following new subsection (b-2) immediately following subsection (b-1):

                  "(b-2) indebtedness to be used for general corporate purposes and working capital only not exceeding an aggregate principal amount of $5,000,000 and subordinated to the Obligations pursuant to subordination agreements satisfactory to the Agent in its sole discretion, with the Borrower's obligation to pay such indebtedness being evidenced by instruments (which may be assigned) notifying any holder thereof of such subordination."


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                  6. Events of Default. Subsection 8.1(w) of the Credit
Agreement is amended by replacing the final period with ";" and inserting the following new subsections (x) and (y):

                  "(x) By August 31, 2001, the Agent, the Lenders and the Borrower shall fail to establish, for the period from September 1, 2001 through December 31, 2001: (i) a new definition for Borrowing Base in
         Section 1.1 and (ii) new financial covenants in Article 6; or

                  (y) Notwithstanding the letter of July 12, 2001 from Morgenthaler and Ampersand, Morgenthaler indicates an unwillingness or inability to consummate a Materials Business Sale and the Borrower has not provided the Agent with a written offer proposing a Materials Business Sale from another bona fide purchaser."

                  7. No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

                  8. Expressed Consent to New Subordinated Debt. Notwithstanding any language in the Credit Agreement, including but not limited to Sections 7.2 and 7.9, the Agent and the Lenders hereby consent to the Borrower's incurring indebtedness in the aggregate principal amount of $3,000,000, which indebtedness shall be incurred on the Tenth Amendment Effective Date and which shall be owed to Morgenthaler and Molex, and which indebtedness shall be fully subordinated to the Obligations pursuant to a subordination agreement of even date herewith by Morgenthaler and Molex for the benefit of the Agent on behalf of the Lenders.

                  9. Amendment Fee. In consideration of the Lenders' execution of this Amendment, the Borrower shall pay the Agent a fully earned, non-refundable fee in the amount of $75,000, which fee shall be immediately due and payable.

                  10. Conditions Precedent. This Amendment shall be effective when the following conditions have been met to the satisfaction of the Agent:

                  (a) the Agent shall have received an executed original hereof;

                  (b) the Agent shall have received, in form and content satisfactory to the Agent, a subordination agreement from Morgenthaler and Molex with respect to a $3,000,000 loan to the Borrower, including but not limited to a subordination and deferral of any fees to be charged by Morgenthaler and Molex.


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                  11. Representations and Warranties. The Borrower hereby
represents and warrants to the Lenders as follows:

                  (a) The Borrower has all requisite corporate power and authority to execute this Amendment and to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

                  (b) The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

                  (c) All of the representations and warranties contained in
         Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

                  12. References. All references in the Credit Agreement to "this Agreement" shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

                  13. No Other Waiver. The execution of this Amendment and acceptance of any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or breach, default or event of default under any Security Document or other document held by the Lenders, whether or not known to the Lenders and whether or not existing on the date of this Amendment.

                  14. Release. The Borrower hereby absolutely and unconditionally releases and forever discharges the Lenders, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.


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                  15. Costs and Expenses. The Borrower hereby reaffirms its
agreement under the Credit Agreement to pay or reimburse the Lenders on demand for all costs and expenses incurred by the Lenders in connection with the Credit Agreement, the Security Documents and all other documents contemplated thereby, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Lenders for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrower hereby agrees that the Lenders may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses, including without limitation the fee owed under Paragraph 9.

                  16. Miscellaneous. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.


                  IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

WELLS FARGO BANK MINNESOTA,                   SHELDAHL, INC.
  NATIONAL ASSOCIATION, as Agent

By /s/ Perry T. Larson                        By /s/ Peter Duff
   -------------------------------               -------------------------------
   Perry T. Larson                               Peter Duff
   Its Vice President                            Its Vice President - Finance


WELLS FARGO BANK MINNESOTA,                   THE CIT GROUP/EQUIPMENT
  NATIONAL ASSOCIATION                          FINANCING, INC.



By /s/ Perry T. Larson                        By /s/  Benjamin W. Boesch
   -------------------------------               -------------------------------
   Perry T. Larson                               Benjamin W. Boesch
   Its Vice President                            Its Assistant Vice President



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





                                                 Exhibit A to Tenth Amendment to
                                                   Credit and Security Agreement


                             COMPLIANCE CERTIFICATE

TO:      Perry T. Larson
         Wells Fargo Bank Minnesota, National Association

DATE:    ____________________, ______

SUBJECT: Financial Statements

Dear Mr. Larson:

                  I am the duly qualified and acting Chief Financial Officer of Sheldahl, Inc. (the "Borrower") and I am familiar with the financial statements and financial affairs of the Borrower. I am authorized to execute this Compliance Certificate on behalf of the Borrower.

                  Pursuant to Section 6.1 of the Credit and Security Agreement dated as of June 19, 1998, by and among the Borrower, Wells Fargo Bank Minnesota, National Association, as agent ("Wells Fargo"; herein in such capacity, together with any party which may become the successor Agent under such Credit and Security Agreement, the "Agent"), and each of the financial institutions which are now or may hereafter become parties to such Credit and Security Agreement, as amended to date and as the same may be further amended, supplemented or restated from time to time, the "Credit Agreement"), enclosed are an unaudited balance sheet and statements of income and retained earnings of the Borrower, as of ___________, ____ (the "Reporting Date"), and for the year-to-date period ending on the Reporting Date. All terms used in this Compliance Certificate shall have the meanings given in the Credit Agreement.

                  The balance sheet and statements of income and retained earnings fairly present the financial condition of the Borrower as of the date thereof. They have been prepared in accordance with GAAP.

                  I hereby certify to the Lenders as follows:

         [ ] The undersigned does not have knowledge of the occurrence of a Default or Event of Default under the Credit Agreement.


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         [ ]      The undersigned has knowledge of the occurrence of a Default or Event of Default under the Credit Agreement and attached hereto is a statement of the facts with respect thereto.

                  I further certify to the Lenders as follows:

                  1. Minimum EBITDA. Pursuant to Section 6.21 of the Credit Agreement, as of the Reporting Date, the Borrower's Cash Flow Available for Debt Service was $_____________, which |_| satisfies |_| does not satisfy the requirement that such amount be no less than $(6,000,000).

                  2. Capital Expenditures. Pursuant to Section 7.12 of the Credit Agreement, for the fiscal quarter ending on the Reporting Date, the Borrower and its Subsidiaries have expended or contracted to expend for Capital Expenditures, $__________________ in the aggregate, excluding the conversion of any existing operating leases to capital leases, which |_| satisfies |_| does not satisfy the requirement that such expenditures not exceed in the aggregate the amount set forth below for such fiscal quarter:

  Fiscal Quarter Ending on or about        Maximum Capital Expenditures
  ---------------------------------        ----------------------------
            March 31, 2001                             $5,000,000
            June 30, 2001                             $10,000,000
          September 30, 2001                          $16,000,000
          December 31, 2001                           $16,000,000

Attached hereto are all relevant facts in reasonable detail to evidence, and the computations of the financial covenants referred to above. These computations were made in accordance with GAAP.

                                       SHELDAHL, INC.


                                       By
                                          --------------------------------------
                                          Its Vice President - Finance




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